EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements on Form S-8 (Reg. Nos. 33-98518 and 33-98516) of LSB Financial Corp. of our Report of Independent Registered Public Accounting Firm, dated January 23, 2004, on the consolidated balance sheet of LSB Financial Corp. as of December 31, 2003 and on the consolidated statements of income, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2003, which report is included in Form 10-KSB of LSB Financial Corp. for the year ended December 31, 2004.

/s/ Crowe Chizek and Company LLC Crowe Chizek and Company LLC

Indianapolis, Indiana March 24, 2005